Exhibit 99.1

Special Committee Retains

Houlihan Lokey Howard and Zukin to

Evaluate Chelsey Proposal

WEEHAWKEN, N.J., March 29/PRNewswire-FirstCall/ -- Hanover Direct, Inc. (PINK SHEETS: HNVD.PK) announced today that on March 28, 2006 the Special Committee of the Board of Directors, which had been appointed to review and evaluate the proposal from Chelsey Direct, LLC to take the Company private, had retained the investment banking firm of Houlihan Lokey Howard and Zukin as its independent financial advisor to advise the Special Committee with respect to the fairness of the Chelsey proposal. The Special Committee directed Company management to provide Houlihan Lokey with full cooperation in all aspects of its due diligence, a process which commenced promptly after Houlihan Lokey was retained.

The Company also announced that the Special Committee had appointed Robert H. Masson as its Chairman; the other committee members are A. David Brown and Donald Hecht. In addition, in accordance with the compensation determined by the Special Committee, the Company has paid each of the committee members for services to be rendered during the two-month period ending April 30, 2006.

The Company had previously announced that it had been served with a suit in Delaware Chancery Court arising out of Chelsey’s going private proposal. The complaint, filed on March 1, 2006, named the Company, Chelsey and the Company’s directors as defendants. The Company has also been served with a second complaint in Delaware Chancery Court, filed on March 7, 2006, and a third complaint in Superior Court of New Jersey, Chancery Division, filed on March 3, 2006, that were substantially similar to the first complaint. In each complaint, the plaintiffs challenge Chelsey’s going private proposal and allege, among other things, that the consideration to be paid is unfair and grossly inadequate, that the Special Committee cannot be expected to act independently, that Chelsey has manipulated the financial statements of the Company and its public statements in order to depress the stock price of the Company and that the proposal would freeze out the purported class members and capture the true value of the Company for Chelsey. Each of the plaintiffs seek class action certification, preliminary and permanent injunctive relief, rescission of the transaction if the offer is consummated and unspecified damages. The cases are in the initial pleadings phase. Based on a preliminary analysis, the Company believes that it has no liability.

About Hanover Direct, Inc.

Hanover Direct, Inc. provides quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers. The Company's portfolio of home fashion and apparel catalogs and Internet websites include Domestications, The Company Store, Company Kids, Silhouettes, International Male and Undergear. The Company also manufactures Scandia Down branded comforters that sell through specialty retailers and provides product fulfillment, telemarketing, information technology and e-commerce services to third party direct marketing businesses. Information on Hanover Direct, Inc. can be accessed on the Internet at http://www.hanoverdirect.com.

Source: Hanover Direct, Inc.

Contact: John W. Swatek, S.V.P., Chief Financial Officer & Treasurer of Hanover Direct, Inc., +1-201-272-3389